Wingstop Announces Resignation of Chairman and CEO Charlie Morrison, Board Appoints President and COO Michael Skipworth as Successor
Lead Independent Director Lynn Crump-Caine to now also serve as Chair of the Board of Directors
DALLAS, March 14, 2022 – Wingstop (NASDAQ: WING) today announced the resignation of its Chairman and Chief Executive Officer Charlie Morrison and the appointment of President and Chief Operating Officer Michael Skipworth as successor Chief Executive Officer, effective March 13, 2022. Charlie resigned from the company to become CEO of Salad And Go, where he serves on the Board of Directors. Lynn Crump-Caine, the Lead Independent Director, was appointed to succeed Charlie as Chair.
“It is with mixed emotions that I announce my resignation from Wingstop,” said Charlie. “It’s been an incredible 10 years and I will be forever proud of the growth and outstanding achievements of the past decade. Michael has worked closely with me as a trusted partner and colleague and I cannot think of a better person to serve as Wingstop’s President and CEO. I have a profound amount of respect and confidence in Michael as he leads the brand in its next phase of monumental growth.”
Michael joined Wingstop in December 2014 and has served in a number of leadership roles within the company including EVP and Chief Financial Officer and most recently President and COO. During Michael’s tenure he has been a key player in the brand’s unparalleled success. Of note, he helped launch the brand’s 2015 IPO, which became one of the most successful in the industry. With Michael’s appointment as CEO, he will also join the Wingstop Board of Directors.
“I’m humbled and excited for this next chapter with Wingstop,” said Michael. “Charlie and I have worked together over the past eight years to grow and scale the brand globally, and we have a great deal of momentum as we look to the future. I feel confident we have the right talent and team with a clear strategy to continue delivering our unparalleled and industry-leading results. On a personal note, I will greatly miss Charlie’s partnership but am looking forward to seeing the amazing things he accomplishes in his new role.”
“On behalf of the Board, I want to extend our sincere gratitude for Charlie’s leadership and vision,” said Lynn. “We have much to look forward to with Michael as our CEO. He’s been instrumental in elevating and scaling Wingstop across the globe and the Board has incredible confidence in his ability to catapult the brand to its next level of growth and beyond.”

A conference call for investors will be hosted by Charlie and Michael today, March 14, 2022, beginning at 4 p.m. CT. The conference call can be joined telephonically by dialing 1-877-259-5243 or 1-412-317-5176 for international and entering the conference ID 5201128. A replay will be available two hours after the call and can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 and entering the passcode 7563911. The replay will be available through Monday, March 28, 2022.
About Wingstop
Founded in 1994 and headquartered in Dallas, TX, Wingstop Inc. (NASDAQ: WING) operates and franchises more than 1,700 locations worldwide. The Wing Experts are dedicated to Serving the World Flavor through an unparalleled guest experience and use of a best-in-class technology platform, all while offering classic and boneless wings, tenders, and Thigh Bites, always cooked to order and hand sauced-and-tossed in fans' choice of 11 bold, distinctive flavors. Wingstop's menu also features signature sides including fresh-cut, seasoned fries and freshly-made ranch and bleu cheese dips.
In fiscal year 2021, Wingstop's system-wide sales increased 20.2% to approximately $2.3 billion, marking the 18th consecutive year of same store sales growth. With a vision of becoming a Top 10 Global Restaurant Brand, its system is comprised of independent franchisees, or brand partners, who account for approximately 98% of Wingstop's total restaurant count of 1,731 as of December 25, 2021. During the fiscal quarter ended December 25, 2021, Wingstop generated 61.3% of sales via digital channels including Wingstop.com and the Wingstop app. Over the next three years, Wingstop intends to increase digital sales through continued investments in its technology platform and scaling its platform globally.
A key to this business success and consumer fandom stems from The Wingstop Way, which includes a core value system of being Authentic, Entrepreneurial, Service-minded, and Fun. The Wingstop Way extends to the brand's environmental, social and governance platform as Wingstop seeks to provide value to all stakeholders.
Rounding out a strong year in 2021, the Company was ranked #1 on Technomic 500's "Fastest Growing Franchise" and #22 on Entrepreneur Magazine's "Franchise 500," maintained its certification as a Great Place to Work, was named as a finalist for The Innovation SABRE Award's Best New Product/Brand Launch category for its Thighstop campaign, and named to Fast Company’s “The World’s Most Innovative Companies” list ranking #4 in the dining category.
For more information visit www.wingstop.com or www.wingstop.com/own-a-wingstop and follow @Wingstop on Twitter, Instagram, Facebook, and TikTok. Learn more about Wingstop's involvement in its local communities at www.wingstopcharities.org.

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